Preliminary Offering Circular, Dated ______________ __, 2021

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GRYPHON ONLINE SAFETY, INC.

[INSERT LOGO]

10265 PRAIRIE SPRINGS ROAD

SAN DIEGO, CA 92127

858-775-8331

www.gryphonconnet.com

UP TO 9,090,909 SHARES OF SERIES A PREFERRED STOCK AND UP TO 9,090,909 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT

Holders of our Series A Preferred Stock have limited voting rights compared to holders of our Common Stock pursuant to the investors rights agreement that investors must enter into in order to invest in this offering. [For instance, holders of our Preferred Stock must vote to elect two (2) directors designated by the Company’s founders, and (1) director designated by a significant shareholder of the Company, whereas the holders of our Common Stock have no requirement to vote for such designees. In addition, investors in this offering will be granting the Chief Executive Officer of the Company a proxy to vote all of such investor’s shares of stock in the event such an investor fails to vote.] See “Securities Being Offered” at page 30 for more information on the rights of our Series A Preferred Stock.

The Series A Preferred Stock is subject to restrictions on transferability pursuant to the provisions in the Company’s Amended and Restated Bylaws. See “Securities Being Offered” on page 30 for more information on these restrictions.

	Price to Public	Underwriting Discount and Commissions*	Proceeds to Issuer
Per Share of Series A Preferred Stock	$1.10	$0.0935	$1.0065
Total Minimum	$500,000.00	$42,500	$457,500
Total Maximum	$10,000,000.00	$850,000,000.00	$9,150,000.00

The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like the closing of the sale the Common Stock in an initial public offering or the vote of the majority of the holders of the Series A Preferred Stock to effect such conversion. The total number of shares of Common Stock into which the Series A Preferred Stock may be converted will be determined by dividing the original issue price per share of the Series A Preferred Stock by the conversion price per share of the Series A Preferred Stock. See “Securities Being Offered” at page 30 for additional details.

**The Company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placements of its securities. The Company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the Company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum number of shares is sold, the maximum amount the Company would pay SI Securities, LLC is $850,000. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent.

Gryphon Online Securities, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $80,000.00 including professional and compliance fees and other costs of the offering, not including commissions, marketing costs or state filing fees.

The Company is selling shares of Series A Preferred Stock on a best-efforts basis.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $500,000.00 in securities, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the securities to investors.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company at its sole discretion. In the event we have not sold the minimum amount of securities by [DATE] or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The Company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately [_, 2021].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Gryphon Online Safety, Inc.,” “we,” “us” or “the Company” refers to Gryphon Online Safety, Inc.., a Delaware corporation and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Summary

Overview

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

Company Information

Gryphon Online Safety, Inc (the “Company,” “we,” “our,” and “us”) was formed on January 30, 2014 under the laws of the state of Delaware, and is headquartered in San Diego, California. The Company was formed to engage in the development, production and distribution of secure mesh WiFi routers.

Our principal place of business is 10265 Prairie Springs Road, San Diego, CA 92127. The Company also maintains a mailing address at 10531 4S Commons Dr. #635, San Diego, CA 92127. Our management as well as our corporate records will be located at our San Diego office. Our website address is www.gryphonconnect.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Our Business

Gryphon offers a patented cloud managed, network-based, protection service platform that’s powerful yet simple. The platform involves a family of elegant, high performance WiFi router system, a simple to use App, and machine learning that will continuously improve over time and usage.

Powered by cutting-edge mesh WiFi technology, Gryphon routers deliver wall-to-wall, high-speed Internet to every connected device in a customer’s home or office. Customers may combine two or more for seamless mesh WiFi coverage throughout larger homes with no dead spots. We currently offer two different routers: the larger Gryphon Tower delivers approximately 3,000 sqft of high-speed WiFi coverage and the Gryphon Guardian, which offers the same security and parental controls at a more affordable price, while still providing good WiFi performance for approximately 1,800 sqft. The Gryphon Tower currently retails for $209.00 and the Gryphon Guardian for $99.00.

The Offering

Securities offered:	Minimum of 454,545 shares of Series A Preferred Stock and maximum of 9,090,909 shares of Series A Preferred Stock.

Offering price per share:	$1.10 per share.

Minimum investment:	The minimum investment in this offering is $999.90 or 909 shares of Series A Preferred Stock. SeedInvest Auto Invest Participants have a lower investment minimum purchase of $500.50 (455 shares of Series A Preferred Stock).]

Shares outstanding before the offering:	Common Stock – 10,228,604 Series Seed Preferred Stock – 9,142,411

Shares outstanding after the offering assuming maximum raise:	Common Stock – 10,228,604 Series Seed Preferred Stock – 9,142,411 Series A Preferred Stock - 9,090,909

Use of proceeds:

We estimate that, at a per share price of $1.10, the net proceeds from the sale of the 9,090,909 shares in this offering will be approximately $9,090,000.00, after subtracting estimated offering costs of $850,000.00 to SI Securities, LLC in commissions, and fixed professional fees, EDGARization and compliance costs of $80,000.00.

We intend to use the net proceeds of this offering for working capital, brand acquisitions, marketing costs, purchase of production equipment and for product research & development. See "Use of Proceeds" for details.

Risk factors:	Investing in our securities involves risks. See the section entitled "Risk Factors" in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth Company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth Company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth Company, we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth Company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth Company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting Company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risks Related to the Company:

•	Our financials were prepared on a “going concern” basis;

•	The company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the company’s prospects must be considered in light of the risks that any new company encounters;

•	The Company depends on one primary product;

•	The Company uses Qualcomm and Gemtek for components and supply chain/manufacturing respectively;

•	We may not be successful in obtaining additional issued patents;

•	We rely on various intellectual property rights, including patents and trademarks in order to operate our business;

•	A portion of the proceeds from the Offering will be used for the repayment of existing debt of the Company and not used to further invest in its operations;

•	There are existing companies in the Wi-Fi protection space that could introduce similar or enhance existing services;

•	The Company’s projections are based on new revenue and distribution channels;

•	Through our operations, we collect and store certain personal information that our customers provide to purchase products or services, enroll in promotional programs, register on our website, or otherwise communicate and interact with us;

•	An intentional or unintentional disruption, failure, misappropriation or corruption of our network and information systems could severely affect our business;

•	Our business could be negatively impacted by cyber security threats, attacks and other disruptions;

•	The Company has not filed a Form D for its offerings of convertible notes in 2016 and 2017;

•	If we do not respond to technological changes or upgrade our websites and technology systems, our growth prospects and results of operations could be adversely affected;

•	The COVID-19 pandemic has affected how we are operating our business, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain;

•	We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations;

•	Quality management plays an essential role in determining and meeting customer requirements and improving the Company products and services;

•	The Company’s success depends on the experience and skill of the founders and key employees;

•	A majority of the Company is owned by a small number of owners;

•	If the Company cannot raise sufficient funds, it will not succeed;

•	Future fundraising may affect the rights of investors; and

•	Any valuation at this stage is difficult to assess.

Risks Related to this Offering and Our Securities:

•	The offering price of our securities has been arbitrarily determined;

•	We have broad discretion in the use of the net proceeds from this Offering and our use of the net proceeds may not yield a favorable financial return from purchasing shares of our Series A Preferred Stock;

•	There is no current market for our Series A Preferred Stock;

•	You will need to keep records of your investment for tax purposes; and

•	We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

Risks Related to Forum Selection and Jury Waivers:

•	The Company’s Amended and Restated Certificate of Incorporation, provides that, unless the company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the company and its stockholders, which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with the company or its directors, officers, or employees;

•	Investors will be subject to the terms of the Subscription Agreement; and

•	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement.

Risk Factors

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently more risky than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

Our financials were prepared on a “going concern” basis. Our financial statements were prepared on a “going concern” basis. Certain matters, as described below and in Note 11 to the accompanying financial statements indicate there may be substantial doubt about the company's ability to continue as a going concern. The Company has incurred losses from inception of $2,972,001 which raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management's ability to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow.

The company has a limited operating history upon which you can evaluate its performance, and has not yet generated profits. Accordingly, the company’s prospects must be considered in light of the risks that any new company encounters. The Company was incorporated under the laws of the State of Delaware on June 19, 2014, and it has not yet generated sustained profits. The likelihood of its creating a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, its operation in a competitive industry, and the continued development of its technology and products. The Company anticipates that its operating expenses will increase for the near future, and there is no assurance that it will be profitable in the near future. You should consider the business, operations, and prospects in light of the risks, expenses, and challenges faced as an emerging growth company.

The Company depends on one primary product. The Company’s primary product is a secure WiFi router. Although the Company is developing other products, the Company’s survival in the near term depends on its ability to sell its primary product to a sufficient number of customers to make a profit. The Company’s current base of customers is still small, and the Company will only succeed if it can attract more customers for its primary product.

The Company uses Qualcomm and Gemtek for components and supply chain/manufacturing respectively. Heavy reliance on a single supplier and manufacturer poses risks of shortages, price increases, changes, delay and other issues that could disrupt and adversely affect its business.

We may not be successful in obtaining additional issued patents. Our success depends significantly on our ability to obtain, maintain and protect our proprietary rights to the technologies used in our services. We have filed multiple non-provisional and provisional patent applications, as detailed under “The Company’s Business”. Filing a non-provisional or provisional patent application only indicates that we are pursuing protection, but the scope of protection, or whether a patent will even be granted, is still undetermined. We have one issued patent and are minimally protected from our competitors. Moreover, any patents issued to us may be challenged, invalidated, found unenforceable or circumvented in the future. Any intellectual enforcement efforts the Company seeks to undertake, including litigation, could be time-consuming and expensive and could divert management’s attention.

We rely on various intellectual property rights, including patents and trademarks in order to operate our business. Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

A portion of the proceeds from the Offering will be used for the repayment of existing debt of the Company and not used to further invest in its operations. The Company intends to use a portion of the proceeds of the Offering to repay existing promissory notes that have been issued by the Company. As such, those funds will not be used to further invest in its operations, but will go to pay off the outstanding balance from previous financing by the Company, which has already been put towards the Company’s operations.

There are existing companies in the Wi-Fi protection space that could introduce similar or enhance existing services. Other competitors that have significant funding may be able to cross sell products and services to its customers. If a larger, better funded company markets or creates a comparable service at a lower price point or with better features, the Company could be negatively impacted.

The Company’s projections are based on new revenue and distribution channels. Success in each channel is dependent of many factors such as exposure and willingness of the channel to market the product as well as the effectiveness of the marketing message. There is no guarantee these forecasts will come to fruition and the Company may struggle to achieve expected projections.

Through our operations, we collect and store certain personal information that our customers provide to purchase products or services, enroll in promotional programs, register on our website, or otherwise communicate and interact with us. We may share information about such persons with vendors that assist with certain aspects of our business. Security could be compromised and confidential customer or business information misappropriated. Loss of customer or business information could disrupt our operations, damage our reputation, and expose us to claims from customers, financial institutions, payment card associations and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, compliance with tougher privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes.

An intentional or unintentional disruption, failure, misappropriation or corruption of our network and information systems could severely affect our business. Such an event might be caused by computer hacking, computer viruses, worms and other destructive or disruptive software, "cyber attacks" and other malicious activity, as well as natural disasters, power outages, terrorist attacks and similar events. Such events could have an adverse impact on us and our customers, including degradation of service, service disruption, excessive call volume to call centers and damage to our plant, equipment and data. In addition, our future results could be adversely affected due to the theft, destruction, loss, misappropriation or release of confidential customer data or intellectual property. Operational or business delays may result from the disruption of network or information systems and the subsequent remediation activities. Moreover, these events may create negative publicity resulting in reputation or brand damage with customers.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions. Like others in our industry, we continue to face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including "bugs" and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

The Company has not filed a Form D for its offerings of convertible notes in 2016 and 2017. The SEC rules require a Form D to be filed by companies within 15 days after the first sale of securities in the offering relying on Regulation D. Failing to register with the SEC or get an exemption may lead to fines, the right of investors to get their investments back, and even criminal charges. There is a risk that a late penalty could apply.

If we do not respond to technological changes or upgrade our websites and technology systems, our growth prospects and results of operations could be adversely affected. To remain competitive, we must continue to enhance and improve the functionality and features of our websites and technology infrastructure. As a result, we will need to continue to improve and expand our hosting and network infrastructure and related software capabilities. These improvements may require greater levels of spending than we have experienced in the past. Without such improvements, our operations might suffer from unanticipated system disruptions, slow application performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. Furthermore, in order to continue to attract and retain new customers, we are likely to incur expenses in connection with continuously updating and improving our user interface and experience. We may face significant delays in introducing new services, products and enhancements. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete or less competitive, and our business may be harmed. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.

The COVID-19 pandemic has affected how we are operating our business, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses. To protect the health and well-being of our employees, partners and third-party service providers, we have implemented a near company-wide work-from-home requirement for most employees until further notice, made substantial modifications to employee travel policies, and cancelled or shifted our conferences and other marketing events to virtual-only for the foreseeable future. While we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, such precautionary measures could negatively affect our customer success efforts, sales and marketing efforts, or create operational or other challenges, such as a reduction in employee productivity because of the work from home requirement, any of which could harm our business and results of operations. Further, if the COVID-19 pandemic has a substantial impact on our employees, partners or third-party service providers’ health, attendance or productivity, our results of operations and overall financial performance may be adversely impacted. Additionally, if employees, partners or third-party services providers return to work during the COVID-19 pandemic, the risk of inadvertent transmission of COVID-19 through human contact could still occur and result in litigation.

Beginning in March 2020, the U.S. and global economies have reacted negatively in response to worldwide concerns due to the economic impacts of the COVID-19 pandemic. Although we have not yet experienced a material increase in customers cancellations or a material reduction in our retention rate in 2020, we may experience such an increase or reduction in the future, especially in the event of a prolonged economic down turn as a result of the COVID-19 pandemic. A prolonged economic downturn could result adversely affect demand for our offerings, retention rates and harm our business and results of operations, particularly in light of the fact that our solutions are discretionary purchases and thus may be more susceptible to macroeconomic pressures, as well impact the value of our Series A Preferred Stock, ability to refinance our debt, and our access to capital. Additionally, we have faced supply chain and shipping issues as a result of the COVID-19 pandemic that could impact our ability to meet customer demands for our products.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately forecasted at this time, such as the severity and transmission rate of the disease, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, customers, partners and third-party service providers. If we are not able to respond to and manage the impact of such events effectively and if the macroeconomic conditions of the general economy or the industries in which we operate do not improve, or deteriorate further, our business, operating results, financial condition and cash flows could be adversely affected.

We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations. We operate in intensely competitive markets that experience frequent technological developments, changes in industry and regulatory standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges, or if existing or new competitors gain market share in any of our markets, our competitive position could weaken, and we could experience a decline in our revenues that could adversely affect our business and operating results. To compete successfully, we must maintain an innovative research and development effort to develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, our competitive position and our financial results could be adversely affected.

Many of our competitors have greater financial, technical, marketing, or other resources than we do and consequently, may have the ability to influence customers to purchase their products instead of ours. Further consolidation within our industry or other changes in the competitive environment could result in larger competitors that compete with us. We also face competition from many smaller companies that specialize in particular segments of the market in which we compete.

Quality management plays an essential role in determining and meeting customer requirements and improving the Company products and services. Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

The Company’s success depends on the experience and skill of the founders and key employees. In particular, the Company is dependent on John Wu and Arup Bhattacharya. The loss of our founders or any key members of the team could harm the Company’s business, financial condition, cash flow and results of operations.

A majority of the Company is owned by a small number of owners. Prior to the Offering, a small group of individuals and entities own 43.4% of the Company. Subject to any fiduciary duties owed to our other owners or investors under Delaware law, these owners may be able to exercise significant influence over matters requiring owner approval, including the election of managers or managers and approval of significant Company transactions, and will have significant control over the Company’s management and policies. Some of these persons may have interests that are different from yours. For example, these owners may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company. In addition, these owners could use their voting influence to maintain the Company’s existing management, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to owner approval.

If the company cannot raise sufficient funds, it will not succeed. We are offering Series A Preferred Stock in the amount of 9,090,909 shares of Series A Preferred Stock and up to $10,000,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company raises a substantially lesser amount than the Maximum Raise, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

Any valuation at this stage is difficult to assess. The valuation for the Offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess, and you may risk overpaying for your investment.

Risks Related to this Offering and Our Securities

The offering price of our securities has been arbitrarily determined. Our management has determined the number and price of securities offered by the Company. The price of the shares we are offering was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our preferred stock and common stock, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

We have broad discretion in the use of the net proceeds from this Offering and our use of the net proceeds may not yield a favorable financial return from purchasing shares of our Series A Preferred Stock. Our management will have broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in ways with which you may not agree. The failure by our management to apply these funds effectively or in a manner that yields a favorable return or any return, and this could have a material adverse effect on our business, financial condition and results of operations.

There is no current market for our Series A Preferred Stock. There is no formal marketplace for the resale of our Series A Preferred Stock. These securities may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not yet established a trading forum for the Common Stock or Series A Preferred Stock, there will be no easy way to know what these securities are “worth” at any time. Even if we seek a listing on the “OTCQX” or the “OTCQB” markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore no market price for the Series A Preferred Stock.

You will need to keep records of your investment for tax purposes. As with all investments in securities, if you sell the Series A Preferred Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Series A Preferred Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies. We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to Forum Selection and Jury Waivers

The Company’s Amended and Restated Certificate of Incorporation, provides that, unless the company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the company and its stockholders, which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with the company or its directors, officers, or employees. The Company’s Amended and Restated Certificate of Incorporation provides that, unless the company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding: (i) brought on the company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s stockholders, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or the Restated Bylaws of the company, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

However, any action as to which the Court of Chancery in the State of Delaware determines that: (i) there is an indispensable party not subject to the jurisdiction of the Court of Chancery, (ii) it is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (iii) for which the Court of Chancery does not have subject matter jurisdiction, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any stockholder.

This choice of forum provision does not apply to (i) suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Accordingly, the Company’s exclusive forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived the Company’s compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the company, its directors, officers or other employees, which may discourage lawsuits against the Company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the Company’s Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Company’s business, results of operations, and financial condition. Even if the Company was successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

Investors will be subject to the terms of the Subscription Agreement. As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement included as Exhibit __ to the Offering Statement of which this Offering Circular is part. The Subscription Agreement requires investors to indemnify the Company for any claim of brokerage commissions, finders’ fees, or similar compensation.

All legal conflicts relating to the Subscription Agreement will be heard in California courts under California law

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement. Investors in the Offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the Agreement, including any claims made under the federal securities laws. By signing the Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of California, which governs the Agreement, by a federal or state court in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The Company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the Company in connection with matters arising under the Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation, or provision of the Subscription Agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the dilution that new investors will experience upon investment in the Company based upon the Company’s net tangible book value as of June 30, 2020, subject to certain adjustments for the issuance of certain convertible notes in 2020.

	$2,000,000	$5,000,000	$10,000,000
	Raise	Raise	Raise
Price per share	$1.10	$1.10	$1.10
Shares issued	1,818,181	4,545,454	9,090,909
Capital raised	$1,999,999	$4,999,999	$10,000,000
Less: Offering costs	$(230,000)	$(485,000)	$(910,000)
Net offering proceeds to Company	$1,769,999	$4,514,999	$9,090,000
Net tangible book value pre-financing (1)	$748,278	$748,278	$748,278
Net tangible book value after offering	$2,518,277	$5,263,277	$9,838,278
Share issued and outstanding pre-financing (2)	19,948,691	19,948,691	19,948,691
Shares issued in financing from Company	1,818,181	4,545,454	9,090,909
Post financing shares issued and outstanding(3)	21,766,872	24,494,145	29,039,600
Net tangible book value per share prior to offering	$0.038	$0.038	$0.038
Increase/(decrease) per share attributable to new investors	$0.08	$0.18	$0.30
Net tangible book value per share after offering	$0.116	$0.215	$0.339
Dilution per share to new investors	$0.98	$0.89	$0.76

(1) Net tangible book value pre-financing includes $275,000 received from the sale of convertible notes issued in 2020 as if they were converted as of June 30, 2020.

(2) Shares issued and outstanding pre-financing includes the following

A.	Common Stock issued between 2014 and 2016: 10,228,604

B.	Series Seed Preferred Stock issued 2019: 9,142,411

C.	Shares for the conversion of convertible notes issued in 2020, as if they were converted: 306,885

D.	Exercised options under the company's stock options plan: 270,791

(3) An outstanding warrant was issued in 2017 that if exercised is valued at $318,821 and will result in 446,341 additional outstanding shares. Also, the Company has granted a total of 1,247,500 options for shares of common stock of which 726,979 shares have been vested and if exercised would bring in proceeds of $49,429 and result in 726,979 additional outstanding shares. These are not included in the dilution table since there is no obligation to exercise the warrants or the options due to this financing round.

Future Dilution

Another important way of looking at dilution is potential dilution due to future actions by our Company. Shareholders could be diluted due to additional share issuance. This increase in number of shares outstanding could result from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most often occurs when a company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December 2019, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor's stake is worth $200,000.

•	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the "down round"). The investor now owns only 0.89% of the company and the investor's stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes and/or convertible preferred stock (collectively, the "Convertible Instruments") into shares of common stock. Typically, the terms of Convertible Instruments notes issued by early-stage companies provide that in the event of another round of financing, the holders of the Convertible Instruments get to convert their Convertible Instruments into equity at a "discount" to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, Convertible Instruments may have a "price cap" on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the Convertible Instruments get more shares for their money than new investors. In the event that the financing is a "down round," the holders of the Convertible Instruments will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of Convertible Instruments that we have issued (and may issue in the future) and the terms of those Convertible Instruments.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it's important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Plan of Distribution AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering a minimum of 454,545 shares of Series A Preferred Stock and a maximum of 9,090,909 shares of Series A Preferred Stock on a “best efforts” basis.

The cash price per share of Series A Preferred Stock is set at $1.10.

The Company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming maximum raise:

	Per Share
Public offering price	$1.10
Placement Agent commissions	$0.0935	(1)
Proceeds, before expenses, to us	$1.0065

(1) SI Securities, LLC will receive commissions of 8.5% of the offering proceeds.

Other Terms

Except as set forth above, the Company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the Company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the Company to potential target businesses or assist the Company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the Company after this offering, the Company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our securities. This fee will be refunded in the event the Company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Transfer Agent and Registrar

The Company has not yet engaged a transfer agent. Currently, records of holders of the Company’s securities are maintained by the Company and Townshend Venture Advisors, LLP. After qualification of this offering, the Company intends to engage a registered transfer agent which will maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Series A Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by _____, 2021 or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the Company for its use.

In the event that it takes some time for the Company to raise funds in this offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Series A Preferred Stock Purchase Agreement, and any other relevant exhibit attached thereto.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes forum selection provisions that require any claims against the Company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Delaware and to the jurisdiction of the United States District Court of the District of Delaware. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Jury Trial Waiver

Our subscription agreement provides that investors waive the right to a jury trial of any claim they may have against us arising out of or relating to subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed these waivers with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $10,000,000, the net proceeds of this offering would be approximately $9,090,000 after subtracting estimated offering costs, including to SI Securities, LLC in commissions, audit fees, Edgarization fees and legal fees. The Company plans to use these proceeds as follows:

•	Approximately $1,360,500 on operations.

•	Approximately $2,267,500 towards sales and marketing.

•	Approximately $2,267,500 for research and development.

•	Approximately $2,267,500 for working inventory.

•	Approximately $453,500 will be set aside for cash reserves.

•	Approximately $453,500 will be used to pay off our short-term debt. 65% of the proceeds of this short-term debt were used for inventory and 35% were used to fund our operations.

If the offering size were to be equal to the minimum close amount of $500,000.00, we estimate that the net proceeds to the issuer would be approximately $397,500. In this case, we would significantly reduce working inventory and operations. In this scenario, emphasis would be placed on paying down our short-term debt.

Please see the table below for a summary of the Company’s intended use of proceeds from this Offering:

Percent Allocation	Minimum Offering $500,000.00 Raise USE CATEGORY	Percent Allocation	$5,000,000 Raise USE CATEGORY	Percent Allocation	$10,000,000 Raise USE CATEGORY
5%	Operations	15%	Operations	15%	Operations
15%	Sales and Marketing	25%	Sales and Marketing	25%	Sales and Marketing
20%	R & D	25%	R & D	25%	R & D
10%	Working Inventory	20%	Working Inventory	25%	Working Inventory
0%	Cash Reserves	5%	Cash Reserves	5%	Cash Reserves
50%	Short Term Debt	**10%	Short Term Debt	5%	Short Term Debt

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S Business

Summary

Gryphon Online Security, Inc. was formed in January 2014 and manufactures and sells security mesh Wi-Fi routers and network protection services under our own brand name. The business is a direct to consumer business with some b2b for software platform licensing. We also use work with distributors for the distribution of our products in other countries. We took products and services to market in 2018.

Our Business

Overview

Gryphon offers a patented cloud managed, network-based, protection service platform that’s powerful yet simple. The platform involves a family of elegant, high performance WiFi router system, a simple to use App, and machine learning that will continuously improve over time and usage.

Powered by cutting-edge mesh WiFi technology, Gryphon routers deliver wall-to-wall, high-speed Internet to every connected device in a customer’s home or office. Customers may combine two or more for seamless mesh WiFi coverage throughout larger homes with no dead spots. We currently offer two different routers: the larger Gryphon Tower delivers approximately 3,000 sqft of high-speed WiFi coverage and the Gryphon Guardian, which offers the same security and parental controls at a more affordable price, while still providing good WiFi performance for approximately 1,800 sqft. The Gryphon Tower currently retails for $209.00 and the Gryphon Guardian for $99.00.

Many parents today are frustrated with the battle to protect their children from the dangers of being exposed to inappropriate online content, excessive screen time, and social media addiction. The Gryphon Parental Control Router puts the control back in parents’ hands. Using the Gryphon Connect App, customers can manage their children’s online activities and ensure healthy amounts of screen time from anywhere they go. Parents can filter inappropriate content, view their children’s browsing history, set bedtimes and homework times, suspend the internet and enforce Safe Search in search engines. The platform also functions as an internet security system for every device connected to a Gryphon home or office WiFi network from vulnerabilities, dangerous hackers, and malware.

Additionally, the Gryphon HomeBound® mobile app grants our customers the same safety and security features they enjoy at home when they are connected to cellular or public WiFi hotspots. With the HomeBound® app installed on a child’s smartphone, customers can manage them as if they never left the house. The HomeBound® app automatically and securely routes all traffic on a mobile device back through the customer’s Gryphon Mesh Router for filtering before it hits the internet.

The platform is simple to setup and use because there is no additional software that need to be installed on the end devices. The protection works at the network layer to block unwanted content, malware, and intrusions for any connected device on the network.

Gryphon is not only suitable for families, but also for small businesses by protecting their valuable data from cyber-attacks and preserving productivity through blocking inappropriate content while at work. Because the solution can be set up in just minutes without an IT manager or expensive and complicated hardware, small businesses can now afford enterprise level protection for their network.

Business Plan

Gryphon’s business model is network protection as a service. In the short term, revenue is expected through product sales and monthly/annual subscriptions. Primary sales channels will be online distribution via Amazon and Gryphon’s website. Long term, the Gryphon's network security service platform software can be licensed to hardware manufacturers or network operators. We also feel that the IP we generate can be a source of revenue as it applies to networks outside of homes or small businesses.

Principal Products and Services

Product/Service	Description	Current Market
Family of Secure mesh WiFi routers Advanced Network Protection Service HomeBound™ Mobile Device Protection

Gryphon is a secure WiFi router using AI based learning to make the Internet a safer place for our kids and all our connected devices. All security is built into the router so there is nothing to install on each device. Gryphon comes with an app for real time management of all your connected devices and allows you to collaborate with other parents on website approval ratings.

Consumers with children. Small and medium businesses

Our Competitive Edge

The markets for the Company’s products and services are highly competitive and the Company is confronted by aggressive competition in all areas of its business. However, we believe our cloud software platform and the data intelligence that we generate across tens of thousands of our networks will help us maintain a technology advantage over our competitors. We believe we are one of the first with an innovative solution for this underserved market and building a brand in this market with thousands of positive customer reviews and millions of media impressions. We have also filed patents with 5 patents issued and others pending.

Target Customer

The Company’s customers are primarily consumer families with children as well as small and medium size businesses and schools.

Employees and Contractors

The Company currently has 2 employees and 17 part-time independent contractors,12 of whom are located overseas.

Government Regulation

We are required to obtain radio transmission safety approvals by the Federal Communications Commission in the United States and the Conformite Europeenne in the European Union. As of the date of this Offering Circular, the Company has received the necessary licenses from the FCC and the European Commission and has maintained compliance with those requirements.

Intellectual Property

The Company is dependent on the following intellectual property:

Trademarks

Application or Registration #	Goods / Services	Mark	File Date	Grant Date	Country
5331039	Computer application software for mobile phones, namely, software for managing wireless routers; Wireless routers.	GRYPHON	September 14, 2016	November 7, 2017	United States

Patents

Application or Registration #	Title	File Date/Filing Receipt Date	Grant Date	Country
10,212,167	METHOD AND SYSTEM TO ENABLE CONTROLLED SAFE INTERNET BROWSING	February 27, 2017	February 19, 2019	United States
10,440,025	REMOTELY CONTROLLING ACCESS TO ONLINE CONTENT	June 7, 2016	October 8, 2019	United States
20150365379*	SYSTEM AND METHOD FOR MANAGING, CONTROLLING AND CONFIGURING AN INTELLIGENT PARENTAL CONTROL FILTER	June 12, 2015	Abandoned	United States
62432700*	METHOD OF PROTECTING NETWORKED SMART DEVICES (INTERNET OF THINGS) FROM MALICIOUS INTRUSIONS BY ANOMALY DETECTION SYSTEM	December 12, 2016	Not Applicable	United States
62346566*	UNIQUE METHOD OF NOTIFICATION AND CONTROL OF A ROUTER/BRIDGE WITH PARENTAL CONTROL	June 7, 2016	Not Applicable	United States
62300809*	METHOD OF RANKING WEB SITES FOR THEIR CONTENT QUALITY AND AGE APPROPRIATENESS, USING INPUT FROM COMMUNITY, SOCIAL NETWORK AND APPLYING ONE OR MORE OTHER SELF- LEARNING TECHNIQUES	February 27, 2016	Not Applicable	United States
29572979*	WIRELESS ROUTER DESIGN (Ornamental)	August 2, 2016	Not Applicable	United States

*Each of the above are provisional or non-provisional patent applications. We have received two issued patents with registration numbers 10,212,167 and 10,440,025. Filing a provisional or non-provisional patent application in no way guarantees that we will receive any additional issued patents. Filing a provisional or non-provisional patent application only indicates that we are pursuing protection, but the scope of protection, or whether a patent will be granted, is still undetermined.

Legal Proceedings

On December 30, 2019, a complaint was filed by Kajeet, Inc., a Delaware corporation (“Kajeet”), in the United States District Court for the District of Delaware. Kajeet alleges in its complaint that our products infringe on two patents held by Kajeet. We have filed a motion to dismiss based on our belief that the patents Kajeet is basing their claim on is not patentable and not applicable to our product and should be invalidated. The outcome is still pending.

Other than the pending litigation described above, we know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

THE COMPANY’S Property

Our principal offices are located at 10265 Prairie Springs Road, San Diego, CA 92127. The Company also maintains a mailing address at 10531 4S Commons Dr. #635, San Diego, CA 92127.

We do not currently lease or own any real property. We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this offering circular.

General

Gryphon Online Security, Inc. was formed in January 2014 and is a Delaware corporation headquartered in San Diego, California. The Company primarily derives revenue from the sale of its WiFi routers and licenses to use its security software. The Company enters into contracts with customers that include promises to transfer products and services , which are generally distinct and can be accounted for as separate performance obligations. Revenue is recognized when the promised goods or services are transferred to the customer, in amounts that reflect the consideration allocated to the various performance obligations. Routers are generally sold with a 12-month software license included. The revenue component related to hardware is recognized when the router is shipped to the customer. Revenue attributable to the use of the security software is deferred and recognized on a monthly basis as the performance obligation is satisfied. Amounts received for prepayments of additional terms of use of the security software and for extended warranty services are recorded as deferred revenue and recognized as revenue on a monthly basis over the term of the contract.

Results of Operations

The following represents our performance highlights:

Six-month period ended June 30, 2020 and June 30, 2019

The following summarizes the results of our operations for the six-month period ending June 30, 2020 as compared to the six-month period ending June 30, 2019:

	Six-month Period Ended June 30,
	2020	2019	$ Change
Revenues	$1,266,421	$683,868	$582,553
Cost of revenues	(699,208)	(369,608)	(339,600)

Gross profit	567,213	324,260	242,953

Total operating expenses	1,095,798	758,452	337,346

Operating loss	(528,585)	(434,192)	(94,393)

Total other expense	(159,643)	(224,475)	64,832

Loss before provision for income taxes	(688,228)	(658,667)	(29,561)

Provision for income taxes	-	-	-

Net loss	$(688,228)	$(658,667)	$(29,561)

For the six-month period ending June 30, 2020, the Company had total net revenues of $1,266,421 compared to total net revenue of $683,868 for the six-month period ending June 30, 2019. For the six-month period ending June 30, 2020, the Company had net losses of $688,228 compared to net losses of $658,667 for the period ending June 30, 2019. Cash used in operating activities for the six-month period ending June 30, 2020 was $526,154, as compared to $529,341 for the sixth month period ending June 30, 2019.

At the end of the sixth-month period ending June 30, 2020, the Company had $702,835 in cash and cash equivalents. By comparison, for the sixth-month period ending June 30, 2019, the Company had $1,513,412 in cash and cash equivalents.

Results of Operations for 2019 Compared to 2018

The following summarizes the results of our operations in 2019 as compared to 2018:

	Year Ended December 31,
	2019	2018	$ Change
Revenues	$1,679,764	$634,505	$1,045,259
Cost of revenues	(886,841)	(556,513)	(330,328)

Gross profit	792,923	77,992	714,931

Total operating expenses	1,863,717	938,076	925,641

Operating loss	(1,070,794)	(860,084)	(210,710)

Total other income (expense)	(337,885)	(283,916)	(53,969)

Loss before provision for income taxes	(1,408,679)	(1,144,000)	(264,679)

Provision for income taxes	-	-	-

Net loss	$(1,408,679)	$(1,144,000)	$(264,679)

Revenues

Our revenues in 2019 were $1,679,764, which represented an increase of $1,045,259, or 165%, from the revenues in 2018. The following are the major components of our revenues in 2019 and 2018:

•	Hardware Sales of the Gryphon mesh router; and

•	Software service sales of the network protection service and other software licensing activities.

The increase in total revenues in 2019 as compared to 2018 is primarily due to a 150% increase in sales and marketing expenses.

Cost of Revenues

Our cost of revenues in 2019 were $886,841, which represented an increase of $330,328, or 59%, from the amounts in 2018. Overall, cost of revenues increased due to an increase in sales during 2019. Our gross profit percentage in 2019 amounted to 47%, which represented an improvement over the gross profit in 2018 of 12%.

Operating Expenses

Our total operating expenses in 2019 amounted to $1,863,717, which represented an increase of $925,641, or 99%, from the expenses in 2018. The increase in operating expenses is primarily due to an increase of $701,485 in sales and marketing expenses in 2019, as well as an increase of $143,154 in research and development expenses in 2019.

Other Income (expense)

Total other income (expense) in 2019 amounted to a loss of $337,885, which represented an increase of $53,969 from the loss in 2018. The increase in loss from other income is due primarily to an increase of $55,653 in the amortization expenses incurred during 2019.

Liquidity and Capital Resources

As of December 31, 2019, we had cash of $1,157,943. To date, our activities have been funded from the sale of preferred stock, short-term loans, and revenues generated from our operations.

We believe that with the funds from this offering, we will have the capital available to sufficiently fund our operations until we begin to generate positive cash flows from operations. Depending on the amount raised in future equity offerings, we may need to raise additional funds, either in other securities offerings or from banks or other lenders. As of the December 31, 2020, we have $466,936.63 in short-term loans outstanding, inclusive of principal and accrued interest.

We currently have no material commitments for capital expenditures.

Cash Flows

As of December 31, 2019, we had cash of $1,157,943, as compared to $274,854 as of December 31, 2018. The following summarizes our cash flow activities for 2019 and 2018.

	2019	2018	$ Change
Net cash used in operating activities	$(1,206,565)	$(979,889)	$(226,676)
Net cash used by investing activities	$(507,113)	$(292,402)	$(214,711)
Net cash provided by financing activities	$2,596,767	$1,366,771	$1,229,996

Cash used in operating activities was $1,206,565 in 2019, as compared to $979,889 in 2018. The higher cash used in operations was primarily due to increases in other receivables and accounts payable and accrued expenses in 2019 as compared to 2018.

Cash used by investing activities was $507,113 in 2019, as compared to $292,402 in 2018. The increase in 2019 is due primarily to an increase in payments for the purchase of intangible assets.

Cash provided by financing activities was $2,596,767 in 2019, as compared to $1,366,771 in 2018. In 2019, we had proceeds from the sale of preferred stock of $2,594,767, along with proceeds from the exercise of employee stock options of $2,000. In 2018, we had proceeds from the issuance of convertible notes of $1,365,965, along with proceeds from the exercise of employee stock options of $806.

Impact of COVID-19

The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses. Although work from home and remote learning have increased the relevance of the Company’s products and services, management is uncertain what effects a prolonged economic downturn would have on demand for the Company’s products and services, its ability to refinance its debt and its access to capital. Additionally, the Company could face supply chain and shipping issues as a result of the COVID-19 pandemic that could impact its ability to meet customer demand. If the Company is not able to respond to and manage the impact of such events effectively and if the macroeconomic conditions that affect the global supply chain do not improve or if they deteriorate further, the Company’s business, operating results, financial condition and cash flows could be adversely affected.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Liquidity and Capital Resources

As of the date of this offering circular, we had received $21,485.71 in cash investment from our founders, officers, and directors in return for Common Shares, and $5,287,004 in cash investment from certain investors, including an additional $150,000 from our founders, in return for Series Seed Preferred Stock.

Networking Capital

We have significantly limited financial resources and our plan to expand our business cannot be funded with our existing resources. We believe these cumulative factors raise doubt about our ability to continue as a going concern. We expect to incur significantly higher costs and our resources are insufficient to cover those expected costs without raising capital. We do not consider our available cash and current assets to be sufficient to meet our future business plans without addition sources of liquidity. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. There is presently no agreement in place that will guarantee financing for us, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our business.

Going Concern

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations to meet our obligations, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our financial statements were prepared assuming that we will continue as a going concern; however, the above condition raises substantial doubt about our ability to do so. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

12-Month Plan of Operation

Our key planned activities and milestones to achieve our 12-month plan of operation includes the following:

•	Launch Gryphon AX mesh router that supports the new WiFi6 standard

•	Implement marketing plan to double sales

•	Expand sales channels in the US

•	Expansion of international distribution channels which includes EU, Canada, Philippines, Chili, and Australia

•	Hire additional R&D staff to continue developing our machine learning platform

•	Develop Gryphon for business platform

Directors, Executive Officers and Significant Employees

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
John Wu	Chief Executive Officer	49	From June 19, 2014	FT
Arup Bhattacharya	Chief Technology Officer	60	From April 1, 2015	FT

Directors:
John Wu	Director	49	From June 19, 2014
Arup Bhattacharya	Director	60	From April 1, 2015
Sanjeev Kumar	Director	55	4 Years	2

John Wu , Chief Executive Officer (CEO)

John is the Chief Executive Officer and Co-Founder of Gryphon Online Safety. With over 20 years of experience in the Wireless and IoT industry, John launched his career in mobile communications at Motorola. There, he headed a multinational team of digital signal processing developers in the development of the CDMA chipset. Prior to Gryphon, John led MiFi Labs as VP of Advanced Engineering in the creation of mobile hotspot technology. Products his team developed shipped over four million units annually and generated over $400 million in revenue. John has a B.S in electrical engineering and a M.S in DSP and Image Processing from the University of Illinois at Urbana-Champaign. Successes include the CES Award for Connected Devices, PC Magazine Editors Choice Award, and 25 patents.

Arup Bhattacharya, Chief Technology Officer (CTO)

Arup is the Co-Founder and CTO of Gryphon Online Safety, and was integral in designing the mesh WiFi security router and the parental control system. For over 30 years, Arup held executive positions in multiple companies to lead the creation of advanced technologies and products. He led the MiFi software team to develop multiple generations of 2G/3G/LTE data products for leading operators and led the engineering team at PortalPlayer to design the media chips for the first six generations of Apple’s iconic iPods. Arup holds a B.E in Electronics and Communications Engineering from IIEST, Shibpur and a M.Tech in Control and Automation from Indian Institute of Technology, Kharagpur.

Sanjeev Kumar, Director

Sanjeev sits on Gryphon Online Safety’s board of directors, bringing decades of expertise in software engineering and management, along with experience in corporate and intellectual property law. Prior to sitting on Gryphon’s board of directors and practicing law, Sanjeev spent years at several large enterprises. Some accomplishments include leading the software division for the Personal Computer Business Unit, which introduced the first one-inch thin personal computer to the market. He also served as COO of PortalPlayer before Nvidia acquired the company. Received a B. Tech in Electrical Engineering from the Indian Institute of Technology, Kanpur, a M.S in Electrical Engineering from Tulane University, and a JD from St. Mary’s University School of Law.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020 we compensated our three highest-paid directors and executive officers as follows:

Name	Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
John Wu	CEO	$120,000	$18,000 (Options)	$138,000
Arup Bhattacharya	CTO	$120,000	$18,000 (Options)	$138,000

For the fiscal year ended December 31, 2020, we paid to our directors as a group a total compensation of $276,000. There are two directors in this group. There are no planned changes to the compensation of officers and directors for the 2021 fiscal year.

Security Ownership of Management and Certain Securityholders

The tables below show, as of December 31, 2020, the security ownership of the company’s directors, executive officers owning 10% or more of the company’s voting securities and other investors who own 10% or more of the company’s voting securities.

Name and address of beneficial owner (1)	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class; Percent of total stock
John Wu	Common Stock; Series Seed Preferred Stock; Options	4,700,000 shares of Common Stock, 197,423 shares of Series Seed Preferred Stock	200,000 options to purchase shares of Common Stock	45.95% of Common Stock, 2.16% of Series Seed Preferred Stock
Arup Bhattacharya	Common Stock; Series Seed Preferred Stock; Options	4,400,000 shares of Common Stock, 98,312 shares of Series Seed Preferred Stock	200,000 options to purchase shares of Common Stock	43.02% of Common Stock, 1.08% of Series Seed Preferred Stock

(1)	The address for all the executive officers and directors is c/o 10265 Prairie Springs Road, San Diego, CA 92127.

Interest of Management and Others in Certain Transactions

From time to time the Company may engage in transactions with related persons. Related persons are defined as any manager, director, or officer of the Company; any person who is the beneficial owner of 10 percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

SECURITIES BEING OFFERED

General

The Company is offering Series A Preferred Stock to investors in this offering. The Series A Preferred Stock may be converted into the Common Stock of the Company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 9,090,909 shares of Series A Preferred Stock and up to 9,090,909 shares of common stock into which the Series A Preferred Stock may convert.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware law.

Immediately following the completion of this offering, our authorized capital stock will consist of 10,228,604 shares of Common Stock, $0.0001 par value per share, 9,142,411 shares of Series Seed Preferred Stock, $0.0001 par value per share, and 9,090,909 shares of Series A Preferred Stock, $0.0001 par value per share. The two classes of Preferred Stock are designated as Series Seed Preferred Stock and Series A Preferred Stock. 9,090,909 shares of the authorized Preferred Stock are designated Series A Preferred Stock.

Series A Preferred Stock

General

The Company has the authority to issue: 9,090,909 shares of Series A Preferred Stock, an amount sufficient for the current Offering.

The Series A Preferred Stock sold in this offering will be entitled to receive dividends in preference and priority to any declaration or payment of any distribution on Common Stock or Series Seed Preferred Stock, subject to a dividend rate detailed below.

Dividend Rights

The holders of the Series A Preferred Stock, Series Seed Preferred Stock, and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors

Voting Rights

Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Series A Preferred Stock was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Common Stock and Series Seed Preferred Stock provided that in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation:

As long as 25% of the initially issued shares of Series A Preferred Stock are issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock, whether directly or indirectly by amendment, merger, consolidation, reorganization, recapitalization or otherwise:

•	Alter or change the rights, powers or privileges of the Preferred Stock set forth in the Restated Certificate or Bylaws, as then in effect, in a way that adversely affects the Preferred Stock;

•	Amend the Certificate of Incorporation of the Corporation;

•	Increase or decrease the authorized number of shares of Series A Preferred Stock, or any other stock of the Company;

•	Increase or decrease the authorized number of directors set forth in the Bylaws;

•	Authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

•	Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized in the Company’s Amended and Restated Certificate of Incorporation, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; and

•	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing.

Election of Directors

For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock, will have the right to elect [one] director of the Company; (ii) the holders of record of the shares of Common Stock have the right to elect [two] directors of the Company; and (iii) any additional directors will be elected by the affirmative vote of a majority of the Series A Preferred, Series Seed Preferred Stock and Common Stock, voting together as a single class on an as-converted basis.

Voting Procedure

By virtue of acquiring Series A Preferred Stock, investors will have granted our Board of Directors a proxy coupled with an interest which allows the Board of Directors to vote the shares of the holders of the Series A Preferred Stock in the manner set out in our Certificate of Incorporation. Following issuance of a notice that a vote is requested of the stockholders, holders of the Series A Preferred Stock will have fourteen calendar days in which to cast a vote (the “Notice Period”). If such stockholder does not cast vote, then the Board of Directors may vote the shares of the stockholder in line with the majority of the voting Preferred Stock of the Company. In the event that less than 33% of the Preferred Stock has been voted within the Notice Period, then that notice period may be extended at first by seven calendar days, but may be extended up to twenty-one calendar days, until 33% of the Preferred Stock has been voted. Following the twenty-one day extension, the Board of Director may vote any shares that have failed to cast a vote.

Liquidation Rights

In the event of the Company’s liquidation, dissolution, or winding up, whether voluntary or involuntary, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred and Series Seed Preferred Stock then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (i) the Original Issue Price (as defined below) for such share of such series of Series A Preferred, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Series A Preferred been converted into Common Stock prior to such Liquidation Event. If upon any such Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series A Preferred the full amount to which they are entitled, the holders of shares of Series A Preferred will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean (i) $[5.80] per share in the case of the Series A Preferred Stock and (ii) $[0.50] per share in the case of the Series Seed Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred.

Conversion Rights

The Series A Preferred Stock is convertible into the Common Stock of the Company as provided by Article IV of the Amended and Restated Certificate of Incorporation. Each share of Series A Preferred is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Series A Preferred by the Conversion Price for that series of Series A Preferred in effect at the time of conversion.

Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Preferred at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (x) all outstanding shares of Series A Preferred will automatically convert into shares of Common Stock, at the applicable Conversion Ratio.

Other Rights

The Series A Preferred Stock does not include any right to redemption of the shares and are not subject to any sinking fund provisions.

Series Seed Preferred Stock

As of December 31, 2020, there were 9,142,411 shares of Series Seed Preferred Stock outstanding.

Voting Rights. Each holder of the Company’s Series Seed Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred Stock held by such holder are convertible. Series Seed Preferred Stock will generally vote together with the holders of Common Stock as a single class, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled to notice of any stockholder meeting. The holders of record of the Series Seed Preferred Stock shall be entitled to together elect one director of the Company. Any such director elected by the holders of the Series Seed Preferred Stock may only be removed without cause by the holders of Series Seed Preferred Stock.

Dividend Rights. The Company shall not declare, pay or set aside any dividends on shares of any series of Preferred Stock or Common Stock of the Company unless the holders of the Series Seed Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to 8.0% of $0.7143 per share of Series Seed Preferred Stock (the Original Issue Price”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other simulation recapitalization with respect to such series of Preferred Stock. Any dividends shall be noncumulative and shall be issued only when, as, and if declared by the Board of Directors of the Company.

Liquidation Preference. Each holder of Series Seed Preferred Stock shall be entitled to be paid out of the consideration payable to stockholders in a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation), an amount per share equal to the greater of (i) the Original Issue Price, plus and dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

Conversion Rights. Each share of Series Seed Preferred Stock may be convertible into shares of Common Stock, at the option of the holder thereof, at any time at an initial 1:1 conversion rate. The conversion rate is subject to adjustment as provided in the Company’s Amended and Restated Certificate of Incorporation. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least five times the Original Issue Price, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of gross proceeds to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a majority of the outstanding shares of Preferred Stock, voting as a separate class and on an as converted basis, then all outstanding shares of Series Seed Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated in the Company’s Amended and Restated Certificate of Incorporation.

Common Stock

As of December 31, 2020, there were 10,228,604 shares of Common Stock issued and outstanding.

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation of the Corporation that relates solely to terms of one or more outstanding series of Preferred Stock. Under our bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Choice of Forum

The Company’s Amended and Restated Certificate of Incorporation provides that, unless the company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding: (i) brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or the Restated Bylaws of the Company, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

However, any action as to which the Court of Chancery in the State of Delaware determines that: (i) there is an indispensable party not subject to the jurisdiction of the Court of Chancery, (ii) it is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (iii) for which the Court of Chancery does not have subject matter jurisdiction, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any stockholder.

This choice of forum provision does not apply to (i) suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Accordingly, the Company’s exclusive forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived the Company’s compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes the Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Gryphon Online Safety, Inc.

Balance Sheets

(unaudited)

	June 30,
	2020	2019
Assets

Current assets
Cash and cash equivalents	$702,835	$1,513,412
Accounts receivable, net	2,804	1,014
Inventory, net	722,405	408,225
Prepaid expenses	65,643	77,732
Other receivables	165,293	66,422
Total current assets	1,658,980	2,066,805

Intangible assets, net	1,385,016	1,112,145
Total assets	$3,043,996	$3,178,950

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$548,376	$417,669
Short-term loans	41,666	35,000
Deferred revenue	320,660	108,712
Total current liabilities	910,702	561,381

Convertible notes payable, net	275,000	-
Total liabilities	1,185,702	561,381

Commitments and contingencies

Stockholders' equity
Preferred stock, 9,142,411 and 8,224,860 shares issued and outstanding at June 30, 2020 and 2019, respectively	914	823
Common stock, 10,270,791 and 10,228,604 shares issued and outstanding at June 30, 2020 and 2019, respectively	1,027	1,023
Additional paid-in capital	5,516,582	4,837,712
Accumulated deficit	(3,660,229)	(2,221,989)
Total stockholders' equity	1,858,294	2,617,569
Total liabilities and stockholders' equity	$3,043,996	$3,178,950

See accompanying notes

Gryphon Online Safety, Inc.

Statements of Operations

(unaudited)

	For the six months ended June 30,
	2020	2019
Net revenue
Product	$1,080,814	$607,258
Service and other	185,607	76,610
Total net revenue	1,266,421	683,868

Cost of goods sold	(699,208)	(359,608)
Gross profit	567,213	324,260

Operating expenses
Operations	91,413	18,519
Sales and marketing	564,074	535,751
General and administrative	146,068	51,370
Research and development	282,384	150,438
Stock based compensation	11,859	2,374
Total operating expenses	1,095,798	758,452
Loss from operations	(528,585)	(434,192)

Other income (expense)
Interest expense	-	(77,871)
Interest income	2,357	175
Amortization	(162,000)	(146,779)
Total other income (expense)	(159,643)	(224,475)

Net loss before income tax	(688,228)	(658,667)

Provision for income tax	-	-

Net loss	$(688,228)	$(658,667)

See accompanying notes

Gryphon Online Safety, Inc.

Statements of Cash Flows

(unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(688,228)	$(658,667)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	162,000	146,779
Stock based compensation	11,859	2,374
Changes in operating assets and liabilities:
Accounts receivable	24,972	12,451
Inventory	(457,038)	(82,074)
Prepaid expenses	(18,113)	(64,482)
Other receivables	9,825	(6,025)
Accounts payable and accrued expenses	365,829	15,315
Accrued interest	-	77,872
Deferred revenue	62,740	27,116
Net cash used by operating activities	(526,154)	(529,341)

Cash flows from investing activities
Payments for the purchase of intangible assets	(251,495)	(208,456)

Net cash used by investing activities	(251,495)	(208,456)

Cash flows from financing activities
Funds from issuance of preferred stock		1,939,355
Funds from short-term borrowings	41,666	35,000
Funds from exercise of stock options	5,875	2,000
Funds from issuance of convertible notes	275,000	-
Net cash provided by financing activities	322,541	1,976,355

Net increase (decrease) in cash and cash equivalents	(455,108)	1,238,558
Cash and cash equivalents, beginning of year	1,157,943	274,854

Cash and cash equivalents, end of year	$702,835	$1,513,412

Supplemental Cash Flow Information:

Cash paid for interest	$-	$-

Cash paid for taxes	$-	$-

Non-Cash Investing and Financing Activities:

Conversion of debt into preferred shares	$-	$2,791,032

See accompanying notes

Gryphon Online Safety, Inc.

Statements of Changes in Stockholders' Equity

(unaudited)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
Balance on December 31, 2018	-	$-	10,203,604	$1,020.00	$103,776	$(1,563,322)	$(1,458,526)

Preferred shares issued for conversion of debt	5,406,372	541			2,790,491		2,791,032
Preferred shares issued for cash	2,818,488	282			2,012,968		2,013,250
Issuance costs of preferred shares issued for cash					(73,894)		(73,894)
Issuance of stock under employee stock plans			25,000	3	1,997		2,000
Stock based compensation					2,374		2,374
Net Loss						(658,667)	(658,667)

Balance on June 30, 2019	8,224,860	823	10,228,604	1,023	4,837,712	(2,221,989)	2,617,569

Preferred shares issued for cash	917,551	91			655,320		655,411
Issuance costs of preferred shares issued for cash							-
Stock based compensation					5,820		5,820
Net Loss						(750,012)	(750,012)

Balance on December 31, 2019	9,142,411	914	10,228,604	1,023	5,498,852	(2,972,001)	2,528,788

Issuance of stock under employee stock plans			42,187	4	5,871		5,875
Stock based compensation					11,859		11,859
Net Loss						(688,228)	(688,228)

Balance on June 30, 2020	9,142,411	$914	10,270,791	$1,027	5,516,582	$(3,660,229)	1,858,294

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Gryphon Online Safety, Inc. (“the Company”) is a Delaware corporation headquartered in San Diego, California, that provides WiFi routers and software which utilizes artificial intelligence based learning to make the internet a safer place for children, and all connected devices. The router comes with a mobile application for real time management of all connected devices and allows collaboration with others.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year-end is December 31.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make certain judgments, estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from the estimates.

Revenue Recognition and Deferred Revenue

During the year ended December 31, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers (Accounting Standards Codification (ASC) Topic 606) and supersedes most current revenue recognition guidance (ASC Topic 605). ASC Topic 606 outlines the following five-step process for revenue recognition:

•	Identification of the contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies the performance obligations.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

The Company primarily derives revenue from the sale of its WiFi routers and licenses to use its security software. The Company enters into contracts with customers that include promises to transfer products and services , which are generally distinct and can be accounted for as separate performance obligations. Revenue is recognized when the promised goods or services are transferred to the customer, in amounts that reflect the consideration allocated to the various performance obligations. Routers are generally sold with a 12-month software license included. The revenue component related to hardware is recognized when the router is shipped to the customer. Revenue attributable to the use of the security software is deferred and recognized on a monthly basis as the performance obligation is satisfied. Amounts received for prepayments of additional terms of use of the security software and for extended warranty services are recorded as deferred revenue and recognized as revenue on a monthly basis over the term of the contract.

Freight and Shipping Costs

Freight and shipping costs are expensed as incurred.

Inventory

Inventory is stated at the lower of cost or market value and is accounted for using the first-in-first-out method (“FIFO”). The Company analyzes inventory for any potential obsolescence or shrinkage, and records impairment and obsolescence reserve against inventory as deemed necessary. At June 30, 2020 and 2019, the Company determined that allowances of $78,000 and $99,000, respectively were necessary.

Returns are recognized on the date the returned inventory is received by the Company or its sales channel partners.

At June 30, 2020 and 2019, inventory consisted of completed hardware units.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight-line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at June 30, 2020 or 2019.

Costs for internally developed software to be marketed to outside users are recorded pursuant to ASC Section 985 Software. Research and development costs prior to attaining ‘technological feasibility’ are expensed as incurred. Costs incurred thereafter to develop final product are capitalized and amortized over an estimated useful life of the asset using the straight-line method for financial statement purposes. The Company reviews the recoverability of internally-developed software assets, including the useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at June 30, 2020 or 2019.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

Research and Development Costs

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. During the six months ended June 30, 2020 and 2019, the Company recognized $282,384 and $150,438 in research and development costs, respectively.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the six months ended June 30, 2020 and 2019, the Company recognized $564,074 and $535,751 in advertising costs, respectively.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Financial Accounting Standards Board (FASB) ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Current year taxable income (loss) varies from income (loss) before current year tax expense primarily due to the method of revenue recognition and the use of accelerated amortization for tax reporting purposes. During the year ended December 31, 2019, the Company implemented the accounting guidance for uncertainty in income taxes using the provisions of FASB ASC 740.

On January, 1, 2018, the Company elected to be treated as a C corporation, instead of an S corporation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At June 30, 2020 and 2019, the Company had no items, other than bank deposits, that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable are recorded at the amount the Company expects to collect. The Company recognizes an allowance for losses on accounts receivable deemed to be uncollectible, in accordance with ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The allowance is based on an analysis of historical bad debt experience as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for uncollectible accounts. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and credit to the allowance. At June 30, 2020 and 2019, the Company determined no allowance for uncollectible accounts was necessary.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.

The Company adopted ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting during the year ended December 31, 2019. These amendments expand the scope of ASC 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees and to supersede the guidance in ASC 505-50, Equity-Based Payments to Non-Employees. The accounting for nonemployee awards will now be substantially the same as current guidance for employee awards. ASU 2018-07 impacts all entities that issue awards to nonemployees in exchange for goods or services to be used or consumed in the grantor’s own operations, as well as to nonemployees of an equity method investee that provide goods or services to the investee that are used or consumed in the investee’s operations. ASU 2018-07 aligns the measurement-date guidance for employee and nonemployee awards using the current employee model, meaning that the measurement date for nonemployee equity-classified awards generally will be the grant date, while liability- classified awards generally will be the settlement date. Adopting this guidance did not have a material impact on the financial statements.

Recent Accounting Pronouncements

No recently issued accounting pronouncements are expected to have a significant impact on the Company’s financial statements.

Subsequent Events

The Company has evaluated subsequent events through January 11, 2021, the date these financial statements were available to be issued. Subsequent to June 30, 2020:

The Company received $125,000 of proceeds from the issuance of convertible notes payable. These notes bear interest at 0% interest and must convert to preferred stock upon maturity in June 2021.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

The Company received $250,000 of proceeds from a loan from an individual. The loan accrues interest at a rate of 8% per annum and matures in September 2021.

The Company received $250,000 of proceeds from a commercial loan. The loan accrues interest at a rate of 16.5% per annum and matures in August 2021.

The Company received proceeds from an SBA loan of $150,000 in July 2020. This loan accrues interest at 3.75% per annum, repayment begins in June 2021 and the loan matures in June 2050.

The Company issued 263,000 stock options which vest over a four year period beginning in December 2020.

COVID-19 Pandemic Impact - The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses.  Although work from home and remote learning have increased the relevance of the Company’s products and services, management is uncertain what effects a prolonged economic downturn would have on demand for the Company’s products and services, its ability to refinance its debt and its access to capital. Additionally, the Company could face supply chain and shipping issues as a result of the COVID-19 pandemic that could impact its ability to meet customer demand. If the Company is not able to respond to and manage the impact of such events effectively and if the macroeconomic conditions that affect the global supply chain do not improve or if they deteriorate further, the Company’s business, operating results, financial condition and cash flows could be adversely affected.

NOTE 2 – FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value. Fair value of stock options issued during the six months ended June 30, 2020 and 2019 were determined using level 3 inputs.

NOTE 3 – INTANGIBLE ASSETS (NET)

Intangible assets consist of the following at June 30:

	2019	2018
Software	$1,912,202	$1,362,050
Other Intangible Assets	447	447
	1,912,649	1,362,497
Accumulated Amortization	(527,633)	(250,352)
	$1,385,016	$1,112,145

Amortization expense for the six months ended June 30, 2020 and 2019, was $162,000 and $80,030, respectively.

NOTE 4 – OTHER RECEIVABLES

Other Receivables consist of the following at June 30:

	2020	2019
Sales channel partner holdbacks	$146,526	$61,575
Other	18,767	4,847
	$165,293	$66,422

Sales channel partner holdbacks are an accumulation of payments from customers that have not yet transferred to the Company’s bank account.

NOTE 5 – CONVERTIBLE NOTES AND SHORT TERM LOANS

At June 30, 2020 and 2019, the Company had $275,000 and $0 of outstanding convertible notes payable, respectively. The notes bear interest at 0% per annum, and mature in June 2021, at which time they must be converted to preferred stock.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

At June 2019, the Company had a short-term loan balance totaling $35,000, which was secured by sales on a Sales channel partner’s platform. This loan was repaid in September 2020, along with $1,586 in interest.

In April 2020, the Company received a PPP loan in the amount of $41,666. This loan was forgiven in November 2020.

Following is a summary of minimum debt payments required by these borrowing agreements over the next 5 calendar years ending December 31. This summary includes borrowings noted in Note 1 – Subsequent Events.

2020 - $0

2021 - $501,586

2022 – $3,262

2023 – $3,387

2024 - $3,516

During the six months ended June 30, 2019, the Company converted total principal of $2,618,352 and accrued interest of $172,680 into 5,406,372 shares of preferred stock.

During the six months ended June 30, 2020 and 2019, the Company incurred $0 and $77,871, respectively of interest expense on the convertible notes payable.

Amortization expense for the six months ended June 30, 2019 included $66,749 of amortization of expense related to the issue of the convertible notes payable.

NOTE 6 – PREFERRED STOCK

The Company has 9,600,385 $0.0001 par value, Series Seed Preferred Stock authorized at June 30, 2020 and 2019. At June 30, 2020 and 2019, there were issued and outstanding preferred shares of 9,142,411 and 8,224,8600, respectively.

The Company conducted an offering of its Series Seed Preferred Stock during the six months ended June 30, 2019, issuing 2,818,488 shares of Series Seed Preferred Stock at $0.7143 per share, providing gross proceeds of $2,013,250. Direct costs associated with the offering, including brokerage and legal fees, totaled $73,894, and were recorded as a reduction to the proceeds received in the offering on the statements of changes in stockholders’ equity.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

The Company continued the offering of its Series Seed Preferred Stock during the six months ended December 31, 2019, issuing an additional 917,551 shares of Series Seed Preferred Stock at $0.7143 per share, providing gross proceeds of $655,411. No additional direct costs associated with the offering were incurred.

During the six months ended June 30, 2019, the Company converted total principal of $2,618,352 and accrued interest of $172,680 into 5,406,372 shares of preferred stock.

All of the Preferred Stock authorized was designated Series Seed Preferred Stock. The holders of the Preferred Stock have the following rights and preferences: The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote. Holders of Preferred Stock are entitled to dividends before any other Preferred Stock or Common Stock holders. Preferred stock maintains liquidation preferences at the Series Seed original issue price, plus any declared but unpaid dividends. Preferred stock is convertible at any time into common stock at the conversion price. Preferred Stock holders owning 300,000 or more shares have the right of first refusal to purchase newly issued securities, in amounts sufficient to maintain their current overall ownership percentage.

NOTE 7 – COMMON STOCK

The Company has 23,500,000 and 18,000,000, $0.0001 par value shares of common stock authorized at June 30, 2020 and 2019, respectively.

During the six month periods ended June 30, 2020 and 2019, the Company issued no stock options to employees for services. Stock options issued in prior periods continued to vest during the current periods. The Company recognized $11,859 and $2,374 of stock compensation expense related to stock options during the six month periods ended June 30, 2020 and 2019, respectively.

During the six months ended June 30, 2020, the Company issued 42,187 shares of common stock, for cash proceeds of $5,875 from exercised stock options. During the six months ended June 30, 2019 the Company issued 25,000 shares of common stock, for cash proceeds of $2,000 from exercised stock options.

A summary of option activity for the periods is as follows:

		Weighted Average	Weighted Average
	Share Equivalents	Exercise Price	Remaining Term
Outstanding December 31, 2018	898,958	$0.04	8.9
Granted	-	-	-
Exercised	(25,000)	0.08	-
Expired/Forfeited	(36,458)	0.02	-
Outstanding June 30, 2019	837,500	0.04	7.9
Granted	500,625	0.24	10.0
Exercised	-	-	-
Expired/Forfeited	-	-	-
Outstanding December 31, 2019	1,338,125	0.12	8.6
Granted	-	-	-
Exercised	(42,187)	0.14	-
Expired/Forfeited	(48,438)	0.08	-
Outstanding June 30, 2020	1,247,500	$0.12	8.1

Options exercisable at June 30, 2020 and 2019 are 726,979 and 425,104, respectively.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

The options issued during 2020 and 2019 vest ratably over periods of one to four years. At June 30, 2020, there are 520,521 unvested stock options outstanding and $28,704 of unrecognized stock based compensation expense.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	June 30,
	2020	2019
Expected life (years)	n/a	5
Risk-free interest rate	n/a	1.65%
Expected volatility	n/a	35%
Annual dividend yield	n/a	0%

NOTE 8 - WARRANTS

A summary of warrant activity for the six months ended June 30, 2020 and 2019 is as follows:

	Warrants - Common	Weighted Average	Weighted Average
	Share Equivalents	Exercise Price	Remaining Life
Outstanding December 31, 2018	446,341	$0.71	8.6
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Outstanding June 30, 2019	446,341	0.71	8.1
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Outstanding June 30, 2020	446,341	0.71	7.1

These warrants were vested in full upon issue, valued using the Black Scholes Merton pricing model and stock compensation expense was recognized in the year of issue.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

NOTE 9 – INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to amortizable assets using accelerated amortization methods for income tax purposes, stock-based compensation expense and net operating loss carryforwards. As of June 30, 2020 and 2019 , the Company had net deferred tax assets before valuation allowance of $1,068,259 and $390,212, respectively. As of June 30, 2020 and 2019, the Company had net deferred tax liabilities before valuation allowance of $282,967 and $0, respectively. The following table presents the deferred tax assets and liabilities by source:

	June 30,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$1,034,653	$338,464
Deferred revenue timing difference	18,195	7,864
Stock-based compensation	9,867	4,740
Research and development tax credit carryforwards	5,544	5,544
Amortization timing difference	-	33,599
Total deferred tax assets	1,068,259	390,212

Deferred tax liabilities:
Amortization timing difference	(282,967)	-
Total deferred tax liabilities	(282,967)	-

Valuation allowance	(785,292)	(390,212)

Net deferred tax assets	$-	$-

The Company assessed the need for a valuation allowance against net deferred tax assets and determined a full valuation allowance is appropriate, due to taxable losses for the six months ended June 30, 2020 and 2019 and no history of generating taxable income. Therefore, valuation allowances of $785,292 and $390,212 were recorded as of June 30, 2020 and 2019, respectively. Deferred tax assets and liabilities were calculated using the Company’s combined effective tax rate, which is estimated to be 29%. The effective rate is reduced to 0% due to the full valuation allowance on the net deferred tax assets.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. In December 2019, the Company was sued for patent infringement. The Company has filed a motion to dismiss, as it believes the suit is baseless. The results of such proceedings cannot be predicted with certainty, but the Company anticipates that the final financial impact, if any, arising out of this matter would range between $50,000- $200,000.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and 2019

(unaudited)

NOTE 11 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of $3,660,229 which raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management's ability to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Gryphon Online Safety, Inc.
Balance Sheets

	December 31,
	2019	2018
Assets

Current assets
Cash and cash equivalents	$1,157,943	$274,854
Accounts receivable, net	27,776	13,465
Inventory, net	265,367	326,151
Prepaid expenses	47,530	13,250
Other receivables	175,118	60,397
Total current assets	1,673,734	688,117

Intangible assets, net	1,295,521	983,719
Total assets	$2,969,255	$1,671,836

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$182,547	$402,354
Accrued interest	-	94,810
Deferred revenue	257,920	81,596
Total current liabilities	440,467	578,760

Convertible notes payable, net	-	2,398,602
Convertible notes payable - related party	-	153,000
Total liabilities	440,467	3,130,362

Commitments and contingencies

Stockholders' equity
Preferred stock, 9,142,411 and 0 shares issued and	914	-
outstanding at December 31, 2019 and 2018, respectively
Common stock, 10,228,604 and 10,203,604 shares issued and	1,023	1,020
outstanding at December 31, 2019 and 2018, respectively
Additional paid-in capital	5,498,852	103,776
Accumulated deficit	(2,972,001)	(1,563,322)
Total stockholders' equity	2,528,788	(1,458,526)

Total liabilities and stockholders' equity	$2,969,255	$1,671,836

See accompanying notes

Gryphon Online Safety, Inc.
Statements of Operations

	For the years ended December 31,
	2019	2018
Net revenue
Product	$1,446,910	$590,192
Service and other	232,854	44,313
Total net revenue	1,679,764	634,505

Cost of goods sold	(886,841)	(556,513)
Gross profit	792,923	77,992

Operating expenses
Operations	71,285	58,444
Sales and marketing	1,166,711	465,226
General and administrative	202,697	129,881
Research and development	414,830	271,676
Stock based compensation	8,194	12,849
Total operating expenses	1,863,717	938,076
Loss from operations	(1,070,794)	(860,084)

Other income (expense)
Interest expense	(79,520)	(78,456)
Interest income	3,694	946
Amortization	(262,059)	(206,406)
Total other income (expense)	(337,885)	(283,916)

Net loss before income tax	(1,408,679)	(1,144,000)

Provision for income tax	-	-

Net loss	$(1,408,679)	$(1,144,000)

See accompanying notes

Gryphon Online Safety, Inc.
Statements of Cash Flows

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(1,408,679)	$(1,144,000)
Adjustments to reconcile net loss to net cash
used by operating activities:
Amortization	262,059	206,406
Stock based compensation	8,194	12,849
Allowance for inventory loss	(21,000)	109,000
Convertible notes issued for services	-	129,971
Accrued interest added to note at change of holder	-	3,493
Changes in operating assets and liabilities:
Accounts receivable	(14,311)	(13,465)
Inventory	81,784	(435,151)
Prepaid expenses	(34,280)	(13,250)
Other receivables	(114,721)	(60,397)
Accounts payable and accrued expenses	(219,807)	130,578
Accrued interest	77,872	74,963
Deferred revenue	176,324	19,114
Net cash used by operating activities	(1,206,565)	(979,889)

Cash flows from investing activities
Payments for the purchase of intangible assets	(507,113)	(292,402)

Net cash used by investing activities	(507,113)	(292,402)

Cash flows from financing activities
Funds from issuance of preferred stock	2,594,767	-
Funds from exercise of stock options	2,000	806
Funds from issuance of convertible notes	-	1,365,965
Net cash provided by financing activities	2,596,767	1,366,771

Net increase in cash and cash equivalents	883,089	94,480
Cash and cash equivalents, beginning of year	274,854	180,374

Cash and cash equivalents, end of year	$1,157,943	$274,854

Supplemental Cash Flow Information:

Cash paid for interest	$1,648	$-

Cash paid for taxes	$-	$-

Non-Cash Investing and Financing Activities:

Conversion of debt into preferred shares	$2,791,032	$-

Convertible notes issued for services and intangible assets	$-	$237,971

See accompanying notes

Gryphon Online Safety, Inc.
Statements of Changes in Stockholders' Equity

							Total
	Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity
Balance on December 31, 2017	-	$-	10,126,000	$1,012	$90,129	$(419,322)	$(328,181)

Issuance of stock under employee stock plans			77,604	8	798		806
Stock based compensation					12,849		12,849
Net Loss						(1,144,000)	(1,144,000)

Balance on December 31, 2018	-	-	10,203,604	1,020	103,776	(1,563,322)	(1,458,526)

Preferred shares issued for conversion of debt	5,406,372	541			2,790,491		2,791,032
Preferred shares issued for cash	3,736,039	373			2,668,288		2,668,661
Issuance costs of preferred shares issued for cash					(73,894)		(73,894)
Issuance of stock under employee stock plans			25,000	3	1,997		2,000
Stock based compensation					8,194		8,194
Net Loss						(1,408,679)	(1,408,679)

Balance on December 31, 2019	9,142,411	$914	10,228,604	$1,023	$5,498,852	$(2,972,001)	$2,528,788

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Gryphon Online Safety, Inc. (“the Company”) is a Delaware corporation headquartered in San Diego, California, that provides WiFi routers and software which utilizes artificial intelligence based learning to make the internet a safer place for children, and all connected devices. The router comes with a mobile application for real time management of all connected devices and allows collaboration with others.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year-end is December 31.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make certain judgments, estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from the estimates.

Revenue Recognition and Deferred Revenue

During the year ended December 31, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers (Accounting Standards Codification (ASC) Topic 606) and supersedes most current revenue recognition guidance (ASC Topic 605). ASC Topic 606 outlines the following five-step process for revenue recognition:

•	Identification of the contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when, or as, the Company satisfies the performance obligations.

The Company primarily derives revenue from the sale of its WiFi routers and licenses to use its security software. The Company enters into contracts with customers that include promises to transfer products and services , which are generally distinct and can be accounted for as separate performance obligations. Revenue is recognized when the promised goods or services are transferred to the customer, in amounts that reflect the consideration allocated to the various performance obligations. Routers are generally sold with a 12-month software license included. The revenue component related to hardware is recognized when the router is shipped to the customer. Revenue attributable to the use of the security software is deferred and recognized on a monthly basis as the performance obligation is satisfied. Amounts received for prepayments of additional terms of use of the security software and for extended warranty services are recorded as deferred revenue and recognized as revenue on a monthly basis over the term of the contract.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

Freight and Shipping Costs

Freight and shipping costs are expensed as incurred.

Inventory

Inventory is stated at the lower of cost or market value and is accounted for using the first-in-first-out method (“FIFO”). The Company analyzes inventory for any potential obsolescence or shrinkage, and records impairment and obsolescence reserve against inventory as deemed necessary. At December 31, 2019 and 2018, the Company determined that allowances of $88,000 and $109,000, respectively were necessary.

Returns are recognized on the date the returned inventory is received by the Company or its sales channel partners.

At December 31, 2019 and 2018, inventory consisted of completed hardware units.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight-line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2019 or 2018.

Costs for internally developed software to be marketed to outside users are recorded pursuant to ASC Section 985 Software. Research and development costs prior to attaining ‘technological feasibility’ are expensed as incurred. Costs incurred thereafter to develop final product are capitalized and amortized over an estimated useful life of the asset using the straight-line method for financial statement purposes. The Company reviews the recoverability of internally-developed software assets, including the useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2019 or 2018.

Research and Development Costs

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. During the years ended December 31, 2019 and 2018, the Company recognized $414,830 and $271,676 in research and development costs, respectively.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

Advertising costs

The Company’s advertising costs are expensed as incurred. During the years ended December 31, 2019 and 2018, the Company recognized $1,166,711 and $465,226 in advertising costs, respectively.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Financial Accounting Standards Board (FASB) ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Current year taxable income (loss) varies from income (loss) before current year tax expense primarily due to the method of revenue recognition and the use of accelerated amortization for tax reporting purposes. During the year ended December 31, 2019, the Company implemented the accounting guidance for uncertainty in income taxes using the provisions of FASB ASC 740.

On January, 1, 2018, the Company elected to be treated as a C corporation, instead of an S corporation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At December 31, 2019 and 2018, the Company had no items, other than bank deposits, that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable are recorded at the amount the Company expects to collect. The Company recognizes an allowance for losses on accounts receivable deemed to be uncollectible, in accordance with ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The allowance is based on an analysis of historical bad debt experience as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for uncollectible accounts. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and credit to the allowance. At December 31, 2019 and 2018, the Company determined no allowance for uncollectible accounts was necessary.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.

The Company adopted ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting during the year ended December 31, 2019. These amendments expand the scope of ASC 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees and to supersede the guidance in ASC 505-50, Equity-Based Payments to Non-Employees. The accounting for nonemployee awards will now be substantially the same as current guidance for employee awards. ASU 2018-07 impacts all entities that issue awards to nonemployees in exchange for goods or services to be used or consumed in the grantor’s own operations, as well as to nonemployees of an equity method investee that provide goods or services to the investee that are used or consumed in the investee’s operations. ASU 2018-07 aligns the measurement-date guidance for employee and nonemployee awards using the current employee model, meaning that the measurement date for nonemployee equity-classified awards generally will be the grant date, while liability- classified awards generally will be the settlement date. Adopting this guidance did not have a material impact on the financial statements.

Recent Accounting Pronouncements

No recently issued accounting pronouncements are expected to have a significant impact on the Company’s financial statements.

Subsequent Events

The Company has evaluated subsequent events through December 24, 2020, the date these financial statements were available to be issued. Subsequent to December 31, 2019:

The Company received $400,000 of proceeds from the issuance of convertible notes payable. These notes bear interest at 0% interest and must convert to preferred stock upon maturity in June 2021.

The Company received $250,000 of proceeds from a loan from an individual. The loan accrues interest at a rate of 8% per annum and matures in September 2021.

The Company received $250,000 of proceeds from a commercial loan. The loan accrues interest at a rate of 16.5% per annum and matures in August 2021.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

The Company also received proceeds from an SBA loan of $150,000 and a PPP loan of $41,666. The SBA loan accrues interest at 3.75% per annum, repayment begins in June 2021 and the loan matures in June 2050. The PPP loan was forgiven in November 2020.

Following is a summary of minimum debt payments required due to these subsequent events over the next 5 years:

2020 - $0

2021 - $501,586

2022 – $3,262

2023 – $3,387

2024 - $3,516

The Company issued 263,000 stock options which vest over a four year period, beginning in December 2020.

COVID-19 Pandemic Impact - The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses.  Although work from home and remote learning have increased the relevance of the Company’s products and services, management is uncertain what effects a prolonged economic downturn would have on demand for the Company’s products and services, its ability to refinance its debt and its access to capital. Additionally, the Company could face supply chain and shipping issues as a result of the COVID-19 pandemic that could impact its ability to meet customer demand. If the Company is not able to respond to and manage the impact of such events effectively and if the macroeconomic conditions that affect the global supply chain do not improve or if they deteriorate further, the Company’s business, operating results, financial condition and cash flows could be adversely affected.

NOTE 2 – FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value. Fair value of stock options issued during the years ended December 31, 2019 and 2018 were determined using level 3 inputs.

NOTE 3 – INTANGIBLE ASSETS (NET)

Intangible assets consist of the following at December 31:

	2019	2018
Software	$1,660,707	$1,153,594
Other Intangible Assets	447	447
	1,661,154	1,154,041
Accumulated Amortization	(365,633)	(170,322)
	$1,295,521	$983,719

Amortization expense for the years ended December 31, 2019 and 2018, was $195,310 and $167,731, respectively.

NOTE 4 – OTHER RECEIVABLES

Other Receivables consist of the following at December 31:

	2019	2018
	$158,332	$55,550
Sales channel partner holdbacks	10,096	-
Prepaid VAT	6,690	4,847
Other	$175,118	$60,397

Sales channel partner holdbacks are an accumulation of payments from customers that have not yet transferred to the Company’s bank account.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

NOTE 5 – CONVERTIBLE NOTES PAYABLE

At December 31, 2019 and 2018, the Company had $0 and $2,618,352 of outstanding convertible notes payable, respectively. The notes bear interest at 5% per annum, and mature between June 2021 and April 2022. Upon maturity, all principal and accrued interest becomes due and payable in cash. At December 31, 2018, $153,000 of the total outstanding convertible notes payable are held by related parties.

A.	Notes totaling $210,000 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $500,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company’s stock at a price of the lower of 80% of the price paid for the shares as part of the Qualified Financing, or the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements.

2.	Upon the sale, transfer, or other disposition of substantially all of the Company’s assets (except one in which the holders of capital stock of the Company immediately prior to such action continue to hold at least 50% of the voting power of the Company), the holder may elect to convert outstanding principal and accrued interest into common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements, or receive cash settlement.

3.	Upon maturity, holders may elect to convert outstanding principal and accrued interest to common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined by the individual agreements, or receive cash settlement.

B.	Notes totaling $496,493 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $3,000,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company stock at a price of the lower of 75% of the price paid for the shares as part of the Qualified Financing, or the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreement.

2.	Upon maturity, holders may elect to convert outstanding principal and accrued interest into a number of common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements, or receive cash settlement.

C.	Notes totaling $400,000 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $500,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company stock at a price of the lower of 75% of the price paid for the shares as part of the Qualified Financing, or the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreement.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

2.	Upon maturity, holders may elect to convert outstanding principal and accrued interest into a number of common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements, or receive cash settlement.

D.	Notes totaling $942,359 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $3,000,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company preferred stock at a price of the lower of 75% of the price paid for the shares as part of the Qualified Financing, or the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the agreement.

E.	Notes totaling $2,500 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $3,000,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company stock at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements.

2.	Upon maturity, holders may elect to convert outstanding principal and accrued interest into a number of common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the individual agreements.

F.	Notes totaling $567,000 may be converted upon the following:

1.	Upon the Company receiving cash of no less than $3,000,000 for the sale of the Company’s shares (“Qualified Financing”), outstanding principal and accrued interest will be automatically converted into shares of Company preferred stock at a price of the lower of 70% of the price paid for the shares as part of the Qualified Financing, or the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the agreement.

2.	Upon maturity, holders may elect to convert outstanding principal and accrued interest into a number of common shares of the Company at a price equal to the quotient of the valuation cap and the fully diluted capitalization of the Company, as defined in the agreement.

During the year ended December 31, 2019, the Company converted total principal of $2,618,352 and accrued interest of $172,680 into 5,406,372 shares of preferred stock.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

During the years ended December 31, 2019 and 2018, the Company incurred $77,871 and $78,456, respectively of interest expense on the convertible notes payable.

Amortization expense for the years ended December 31, 2019 and 2018, included $66,749 and $38,675, respectively of amortization of expense related to the issue of the convertible notes payable.

NOTE 6 – PREFERRED STOCK

The Company has 9,600,385 $0.0001 par value, Series Seed Preferred Stock authorized at December 31, 2019 and 2018. At December 31, 2019 and 2018, there were issued and outstanding preferred shares of 9,142,411 and 0, respectively.

The Company conducted an offering of its Series Seed Preferred Stock during the year ended December 31, 2019, issuing 3,736,039 shares of Series Seed Preferred Stock at $0.7143 per share, providing gross proceeds of $2,668,661. Direct costs associated with the offering, including brokerage and legal fees, totaled $73,894, and were recorded as a reduction to the proceeds received in the offering on the statements of changes in stockholders’ equity.

During the year ended December 31, 2019, the Company converted total principal of $2,618,352 and accrued interest of $172,680 into 5,406,372 shares of preferred stock.

All of the Preferred Stock authorized was designated Series Seed Preferred Stock. The holders of the Preferred Stock have the following rights and preferences: The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote. Holders of Preferred Stock are entitled to dividends before any other Preferred Stock or Common Stock holders. Preferred stock maintains liquidation preferences at the Series Seed original issue price, plus any declared but unpaid dividends. Preferred stock is convertible at any time into common stock at the conversion price. Preferred Stock holders owning 300,000 or more shares have the right of first refusal to purchase newly issued securities, in amounts sufficient to maintain their current overall ownership percentage.

NOTE 7 – COMMON STOCK

The Company has 23,500,000 and 18,000,000, $0.0001 par value shares of common stock authorized at December 31, 2019 and 2018, respectively.

During the year ended December 31, 2019, the Company issued 500,625 stock options to employees for services. In addition, stock options issued in prior years continued to vest during the current year. The Company recognized $8,194 of stock compensation expense related to stock options during the year ended December 31, 2019. During the year ended December 31, 2018, the Company issued 667,500 stock options for services and recognized $12,849 of stock compensation expense.

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

During the year ended December 31, 2019, the Company issued 25,000 shares of common stock at $0.08 per share, for cash proceeds of $2,000 from exercised stock options. During the year ended December 31, 2018 the Company issued 77,604 shares of common stock, for cash proceeds of $806 from exercised stock options.

A summary of option activity for the periods is as follows:

	Share Equivalents	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding December 31, 2017	520,000	$0.01	9.0
Granted	667,500	0.06	10.0
Exercised	(77,604)	0.01	-
Expired/Forfeited	(210,938)	0.01	-
Outstanding December 31, 2018	898,958	0.04	8.9
Granted	500,625	0.24	10.0
Exercised	(25,000)	0.08	-
Expired/Forfeited	(36,458)	0.02	-
Outstanding December 31, 2019	1,338,125	$0.12	8.6

Options exercisable at December 31, 2019 and 2018 are 512,005 and 241,706, respectively.

The options issued during 2019 and 2018 vest ratably over periods of one to four years. At December 31, 2019, there are 826,120 unvested stock options outstanding and $40,563 of unrecognized stock-based compensation expense.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	December 31,
	2019	2018
Expected life (years)	5	5
Risk-free interest rate	1.65%	1.46 - 2.39%
Expected volatility	35%	35%
Annual dividend yield	0%	0%

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

NOTE 8 - WARRANTS

A summary of warrant activity for the years ended December 31, 2019 and 2018 is as follows:

	Warrants - Common Share Equivalents	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2017	446,341	$0.71	9.6
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Outstanding December 31, 2018	446,341	0.71	8.6
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Outstanding December 31, 2019	446,341	0.71	7.6

These warrants were vested in full upon issue, valued using the Black Scholes Merton pricing model and stock compensation expense was recognized in the year of issue.

NOTE 9 – INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to amortizable assets using accelerated amortization methods for income tax purposes, stock-based compensation expense and net operating loss carryforwards. As of December 31, 2019 and 2018, the Company had net deferred tax assets before valuation allowance of $895,273 and $193,289, respectively. As of December 31, 2019 and 2018, the Company had net deferred tax liabilities before valuation allowance of $282,967 and $0, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$832,167	$144,551
Deferred revenue timing difference	51,134	5,543
Stock-based compensation	6,428	4,052
Research and development tax credit carryforwards	5,544	5,544
Amortization timing difference	-	33,599
Total deferred tax assets	895,273	193,289

Deferred tax liabilities:
Amortization timing difference	(282,967)	-
Total deferred tax liabilities	(282,967)	-

Valuation allowance	(612,306)	(193,289)

Net deferred tax assets	$-	$-

Gryphon Online Safety, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2019 and 2018

The Company assessed the need for a valuation allowance against net deferred tax assets and determined a full valuation allowance is appropriate, due to taxable losses for the years ended December 31, 2019 and 2018 and no history of generating taxable income. Therefore, valuation allowances of $612,306 and $193,289 were recorded as of December 31, 2019 and 2018, respectively. Deferred tax assets and liabilities were calculated using the Company’s combined effective tax rate, which is estimated to be 29%. The effective rate is reduced to 0% due to the full valuation allowance on the net deferred tax assets.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. In December 2019, the Company was sued for patent infringement. The Company has filed a motion to dismiss, as it believes the suit is baseless. The results of such proceedings cannot be predicted with certainty, but the Company anticipates that the final financial impact, if any, arising out of this matter would range between $50,000- $200,000.

NOTE 11 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of $2,972,001 which raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management's ability to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

PART III

INDEX TO EXHIBITS

1.1	Issuer Agreement with SI Securities, LLC

2.1	Amended and Restated Certificate of Incorporation*

2.2	Amended and Restated Bylaws

3.1	Series Seed Investor Rights Agreement

3.2	Series Seed Right of First Refusal and Co-Sale Agreement

3.3	Series Seed Voting Agreement

4.1	Form of Subscription Agreement*

8.1	Form of Escrow Agreement*

11	Auditor’s Consent

12	Opinion of CrowdCheck Law LLP*

* To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on January 19, 2021.

Gryphon Online Safety, Inc.

/s/ John Wu

By John Wu
CEO of Gryphon Online Safety, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John Wu

John Wu, Chief Executive Officer and Director

Date: January 19, 2021